RESTATED CERTIFICATE OF INCORPORATION

OF

GISSER AUTOMOTIVE CONCEPTS, INC.

Under Section 807 of the Business Corporation Law

The undersigned, being the Chief Executive Officer of Gisser Automotive Concepts Inc., hereby certifies:

1. The name of the Corporation is Gisser Automotive Concepts Inc. (the “Corporation”).

2. The original Certificate of Incorporation was filed by the Department of State on May 22, 1997.

3. Article One of the Certificate of Incorporation relating to the corporation’s name is hereby amended to read as follows: The name of the Corporation is GISSER AUTOMOTIVE CONCEPTS, INC.

4. Article Three of the Certificate of Incorporation relating to the office of the Corporation is hereby amended to read as follows: The office of the Corporation is to be located in the County of Rockland and State of New York.

5. The Certificate of Incorporation is hereby amended to change Article Four (a) to increase the authorized amount of Common Shares of the Corporation from 5,000,000 to 200,000,000 shares, par value $.01 per share; (b) to increase the authorized amount of Preferred Shares of the Corporation from 1,000,000 to 20,000,000 shares, par value $.01 per share; (c) thereby, to increase the authorized amount of capital stock of the Corporation from 6,000,000 to 220,000,000 shares; and (d) to specify the relative rights, preferences and limitations of the Series A Preferred Shares.

6. Article Five of the Certificate of Incorporation is hereby amended to change the post office address to receive a copy of any process against the Corporation to 52 E. Edison Court, Monsey, New York, 10952.

7. The Certificate of Incorporation is hereby amended to add Article Seven which defines the scope of personal liability of the directors of the Corporation.

8. The Certificate of Incorporation is hereby amended to add Article Eight to provide for shareholder action by written consent whenever shareholders are required or permitted to take any action by vote.

9. The Board of Directors by written consent, dated July 15, 2004, unanimously adopted a resolution approving this restated Certificate of Incorporation, and a majority in interest of the shareholders of the Corporation present at a meeting (there being a quorum) duly held on September 15, 2004 adopted a resolution approving this restated Certificate of Incorporation.

10. The text of the Certificate of Incorporation is hereby restated as amended or changed to read as follows:

ARTICLE ONE

The name of the Corporation is GISSER AUTOMOTIVE CONCEPTS, INC.

ARTICLE TWO

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Article IV of the Business Corporation Law, except that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

ARTICLE THREE

The office of the Corporation is to be located in the County of Rockland and State of New York.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is 220,000,000 shares, which shall consist of 200,000,000 Common Shares at $.01 par value and 20,000,000 Preferred Shares at $.01 par value. The designations, relative rights, preferences and limitations of each class of shares of the corporation shall be as follows:

4.1 The Preferred Shares may be issued from time to time in one or more series, in such number, and with such distinctive serial designations and relative rights, preferences and limitations, as may be fixed by the Board of Directors. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to the issue of any series of Preferred Shares, to fix the numbers of shares included in such series and the designation, relative rights, preferences and limitations of such series and to file a certificate of amendment pursuant to section 805 of the Business Corporation Law or any statute amendatory thereof or supplemental thereto, establishing or changing the number, designation and relative rights, preferences and limitations of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitations of the powers conferred on the Board of Directors thereby and by the laws of the State of New York, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

4.1.1 The number of shares constituting that series and the distinctive designation of that series;

4.1.2 The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

4.1.3 Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.1.4 Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

4.1.5 Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

4.1.6 Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

4.1.7 The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

4.1.8 Any other relative rights, preferences and limitations of that series;

in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the laws of the State of New York as then in effect.

4.2 Series A Preferred Shares. The number, designation, relative rights, preferences and limitations of the Series A Preferred Shares are as follows:

4.2.1 Designation and Number of Shares. 550,000 of the Preferred Shares shall be, and be designated as, Series A Preferred Shares (hereinafter referred to as the “Series A Preferred Shares”).

4.2.2 Rank. The Series A Preferred Shares shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) on a parity with any other series of Preferred Shares hereafter established by the Board of Directors, and (b) prior to the Common Shares.

4.2.3 Dividends.

4.2.3.1 The holders of the Series A Preferred Shares shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Shares in any fiscal year of the Corporation, out of the Corporation’s earnings, after taxes, cumulative dividends payable in cash at the annual rate of 5% of the Original Purchase Price (which Original Purchase Price and dividend per share shall be adjusted for any subdivisions, combinations, consolidations, stock distributions or stock dividends with respect to the Series A Preferred Shares) on each outstanding Series A Preferred Share from and including the date of issuance of such Series A Preferred Share. Such dividends shall be deemed to accrue on the Series A Preferred Shares and be cumulative from the initial issuance of Series A Preferred Shares whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid or declared and set apart with respect to the Corporation’s Series A Preferred Shares, now or hereafter outstanding, before any dividend may be declared or paid on a security junior to the Series A Preferred Shares. The date on which the Corporation initially issues a Series A Preferred Share will be deemed to be its “date of issuance” regardless of the number of times transfer of such Preferred Share is made on the stock records of the Corporation. As used in this Section 4.2.3.1, the term “Original Purchase Price” shall mean $2.00.

4.2.3.2 At the Corporation’s option, any dividends due and payable hereunder may be paid in kind through the issuance of restricted Common Shares in lieu of being paid in cash. If the Corporation elects to pay any such dividends in restricted Common Shares as aforesaid, such restricted Common Shares shall be valued as determined by the Board of Directors of the Corporation.

4.2.4 Liquidation.

4.2.4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Shares are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Shares, liquidating distributions in the amount equal to the Original Purchase Price per share (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) plus accrued, but unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Shares and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full amount of liquidating distribution to which they are entitled.

4.2.4.2 Under this section 4.2.4, a distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, or (ii) any dissolution, liquidation, winding up, or reorganization of the Corporation immediately followed by reincorporation of another corporation, provided that in each case effective provision is made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the rights of the holders of the Series A Preferred Shares.

4.2.5  Redemption. Neither the Company nor the holders of the Series A Preferred Shares shall be entitled to redemption rights with respect to the Series A Preferred Shares.

4.2.6 Voting Rights. In addition to any voting rights provided by applicable law, the holders of Series A Preferred Shares shall be entitled to vote upon all matters to be voted on by the shareholders of the Corporation. For the purpose of any vote contemplated by this Section 4.2.6, each Series A Preferred Share shall be entitled to the number of votes equal to the number of Common Shares into which the Series A Preferred Shares so held could be converted on the record date for determination of the shareholders entitled to vote, or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited.

4.2.7 Conversion Rights. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series A Preferred Share, into ten (10) Common Shares. Each Series A Preferred Share shall automatically be converted into ten (10) Common Shares upon the vote of a majority of the outstanding Series A Preferred Shares.

4.2.7.1 Mechanics of Conversion. No fractional Common Shares shall be issued upon conversion of Series A Preferred Shares. In lieu of any fractional shares, the number of Common Shares to be issued upon conversion will be rounded up or down, as the case may be. Before any holder of Series A Preferred Shares shall be entitled to convert the same into Common Shares pursuant to Section 4.2.7, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted.

4.2.7.2 Status of Converted Stock. In the event any Series A Preferred Shares shall be converted pursuant to this Section 4.2.7, the shares so converted shall be canceled and shall not be reissued by the Corporation.

4.2.7.3 Conversion Adjustments. The number of shares issuable upon conversion of Series A Preferred Shares shall be subject to adjustment from time to time as follows:

(a) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding Common Shares shall be subdivided by stock split, stock dividend or otherwise, into a greater number of Common Shares, the number of Common Shares issuable upon conversion of Series A Preferred Shares shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding Common Shares shall be combined or consolidated into a lesser number of Common Shares, the number of Common Shares issuable upon conversion of Series A Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(b) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Shares shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each Series A Preferred Share shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of Common Shares of the Corporation deliverable upon conversion of such Series A Preferred Shares shall have been entitled upon such reorganization, reclassification or other event.

(c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4.2.7.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Shares to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Shares.

4.3 Common Shares. Except as otherwise provided in this Section 4.3 or as otherwise required by the laws of the State of New York, each Common Share shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. Each Common Share shall have one vote upon all matters to be voted on by the shareholders of the Corporation, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any such Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

ARTICLE FIVE

The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 52 E. Edison Court, Monsey, New York, 10952.

ARTICLE SIX

The Corporation may, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of the State of New York, indemnify any and all directors and officers whom it shall have power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

ARTICLE SEVEN

No director of the Corporation shall have personal liability to the Corporation or to its shareholders for damages for any breach of duty in such capacity, provided, however, that the provision shall not eliminate or limit:

7.1 the liability of any director of the Corporation if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or, with respect to any director of the Corporation, that his acts violated Section 719 of the Business Corporation Law of the State of New York; or

7.2 the liability of a director for any act or omission prior to the final adoption of this amendment to this Certificate of Incorporation that included this Article Seven.

ARTICLE EIGHT

Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned has made and subscribed this Restated Certificate of Incorporation and affirmed it as true under penalties of perjury, this 15th day of September 2004.

GISSER AUTOMOTIVE CONCEPTS, INC.

By /s/ Daryl K. Gisser

Daryl K. Gisser, Chief Executive Officer